Exhibit 8.4

[Form of Opinion of DLA Piper LLP (US)]

[date], 2011

Sterling Bancshares, Inc.

10260 Westheimer

Houston, TX 77042

Re:	Sterling Bancshares, Inc. and Comerica Incorporated Merger

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancshares, Inc., a Texas corporation (“Target”), in connection with the merger (the “Merger”) of Target with and into Comerica Incorporated, a Delaware corporation (“Buyer”), pursuant to an Agreement and Plan of Merger dated January 16, 2011 by and between Buyer and Target (as amended and supplemented through the date hereof, the “Merger Agreement”). Buyer will be the surviving corporation in the Merger. Under Section 8.3(d) of the Merger Agreement, the obligations of Target to perform the Merger Agreement and consummate the transactions contemplated thereby are conditioned upon our delivery of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended through the date hereof (the “Code”). At your request, and in connection with consummation of the transactions contemplated by the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax matters.

In connection with rendering our opinion set forth herein, we have examined and relied on (i) the Merger Agreement and (ii) the registration statement on Form S-4, as amended to date (the “Registration Statement”), which includes the prospectus of Buyer and proxy statement of Target, as filed with the Securities and Exchange Commission (the “Registration Statement”). In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete in all material respects, (iii) the representations made to us by Buyer and Target in their respective letters to us, each dated                             , 2011, and delivered to us for purposes of this opinion, are true, correct and complete in all material respects (“Representations Letters”) and (iv) any representations made in the Representation Letters or in the Merger Agreement “to the best knowledge of”, or similarly qualified, are true, correct, and complete in all material respects, in each case without such qualification. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

Based upon and subject to the foregoing, we are of the opinion that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to Federal income tax consequences other than those described herein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of the subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

Very truly yours,